Investor call – Martin E. Kenney’s prepared statement

Good morning, everyone. I have a few prepared statements that I think will be helpful as we review the financial results for the third quarter. Also in attendance with me today is Rick Nota, WRC’s SVP, Finance.

Before getting into the specifics of our financial results, I would like to spend a moment commenting on the current competitive and economic environment.

Market Environment

Our customers, K-12 schools and libraries nationwide, are facing significant challenges in an uncertain environment. While educators are being held accountable for rising standards of learning for all children, as required by the No Child Left Behind legislation, falling tax revenues and competing spending priorities have put substantial pressure on state and local budgets. As a result, state budgets are getting worse rather than getting better with forty of the fifty states revealing major pressure to make cuts in the elementary and secondary programs in the 2003-2004 school year (Source: MCH Education Data, August 2003).

As confusing as NCLB regulations have been for our states and school districts over the last year and a half, it can be a major contributor to the bottom line for WRC Media, particularly at our educational technology unit, CompassLearning. Our nation’s schools now have to prove that each subgroup, divided by race, ethnicity, income, and genders, is showing student achievement gains as indicated by each state’s respective high stakes test. As these requirements become mandated this year for the reading and math areas, schools around the country that do not meet these new standards will be placed on the list of “low performing schools” and must have plans in place to improve. We believe that district administrators, teachers, and parents will be motivated by these results to improve student performance in order to meet these higher standards. Because CompassLearning Odyssey is a student achievement product for reading and math, we are well positioned to get a significant share of this market. It is WRC’s strategic focus to align our products and services to the issues that schools are struggling to resolve. Moreover it is our objective to deliver solutions, not simply products and services, which directly impact schools’ ability to achieve their academic and financial objectives.

Third Quarter Financial Review

Net revenue for the third quarter of 2003 decreased $900 thousand, or 1.6%, to $55.3 million. This decrease was primarily due to lower net revenue at World Almanac and CompassLearning partially offset by higher revenue at AGS and Weekly Reader.

World Almanac Education Group revenue decreased by $1.6 million, or 12.4%, to $11.3 million for the three months ended September 30, 2003. World Almanac’s revenue shortfall was primarily driven by decline in its core library businesses, including (i) a decline in the main catalogue and telemarketing channels at WAE Library Services, (ii) a falloff in the telemarketing, press run and wholesale channels of Gareth Stevens and (iii) lower than expected sales of Facts.com. These decreases were all primarily driven by a continuing weak environment for school library funding.

At AGS, net revenue increased by $800 thousand, or 4.0%, to $20.6 million for the three months ended September 30, 2003, primarily driven by an increase in core curriculum and assessment products.

At Weekly Reader, not including AGS and World Almanac, net revenue increased $500 thousand, or 4.3%, to $12.2 million for the three months ended September 30, 2003. The revenue increase was primarily attributable to higher custom publishing by Weekly Reader’s subsidiary Lifetime Learning Systems and higher licensing revenue.

At WRC’s education technology division which is comprised of CompassLearning and ChildU, net revenue decreased $667 thousand, or 5.7%, to $11.1 million for the three months ended September 30, 2003. This decrease was primarily due to a decrease in service revenue from technical support and hardware revenue at CompassLearning.

ChildU achieved an important milestone at the end of the second quarter; it became EBITDA positive on a trailing twelve month basis. Year-to-date, for the nine months ended September 30, 2003 ChildU’s net revenue has increased $2.3 million to $4.3 million more than doubling its revenue and EBITDA versus prior year. As a result of ChildU’s growth, the Company has designated ChildU a restricted subsidiary in accordance with the criteria outlined in its Credit Agreement. ChildU the Internet-delivered component of electronic curriculum of WRC, was acquired in May 2001 and was initially designated an unrestricted subsidiary under the Company’s credit agreement since it was a loss-making entity. The rationale for the acquisition was to provide a technologically advanced solution to enhance the LAN/WAN-delivered Compass offering in the short-term, and help migrate customers to this new Internet platform in the long-term. This strategy has had great success, as evidenced by ChildU’s strong financial performance to date.

WRC Media’s operating income decreased $700 thousand, or 5.6%, to $11.8 million for the third quarter ended September 30, 2003 versus prior year resulting primarily from approximately $500 thousand lower gross profit driven by the lower net revenue previously discussed combined with approximately $200 thousand higher operating costs and expenses, primarily in sales and marketing expense. Sales and marketing expense was $600 thousand higher mostly attributable to timing. On a year-to-date basis, sales and marketing expense is $2.8 million lower than versus the prior year.

Net income decreased by $1.0 million, or 21.7% for the three months ended September 30, 2003, to $3.6 million primarily due to lower operating income.

Nine Month Financial Overview

Net revenue for the nine-months ended September 30, 2003 decreased $1.0 million, or 0.7%, to $145.8 million compared to the same period in 2002. The revenue decline was primarily driven by a decrease in net revenue at World Almanac of $3.0 million, caused by the continuing weak environment for school library funding; partially offset by an increase in revenue at Weekly Reader of $2.5 million. Weekly Reader’s revenue increase is predominantly driven by (i) higher licensing revenue from strategic brand partnerships with QVC, Houghton Mifflin and sponsored publications, and (ii) better performance at Lifetime Learning with the addition of new customers and the return of a major customer partially offset by a decline in circulation for the 2003/2004 school year.

Operating income increased slightly by $100 thousand, or 0.5%, to $18.6 million for the nine-months ended September 30, 2003 compared to the same period in 2002. Adjusted EBITDA increased $2.9 million or 9.1% to $35.1 million for the nine-months ended September 30, 2003 compared to the same period in 2002. The increase in Adjusted EBITDA was primarily attributable to lower operating costs and expenses excluding restructuring and other non-recurring expense. Sales and marketing expense decreased $2.8 million or 7.8% for the nine months ended September 30, 2003 versus the same period in 2002 driven by lower direct selling expense at AGS and WRC’s education technology division combined with lower promotional advertising expense at Weekly Reader.

Net loss decreased by $82.0 million, or 93.7% for the nine-months ended September 30, 2003, to $5.5 million primarily due to $82.2 million in non-cash charges recorded in the prior period resulting in the Company’s adoption of SFAS No. 142.

As of September 30, 2003, WRC Media’s cash balance was $4.8 million and consolidated debt was $274.5 million. During the nine-months ended September 30, 2003, WRC Media made scheduled principal payments of $5.8 million on its senior credit facilities and as of September 30, 2003, there were $6.0 million in outstanding advances under the Company’s revolving credit facility. Capital expenditures (including prepublication costs) for the nine months ended September 30, 2003 were $7.5 million. The terms of our senior secured credit agreement require us on an ongoing basis to meet certain financial covenants, including a maximum leverage ratio covenant and a minimum fixed charge coverage ratio covenant. With respect to the third quarter ended September 30, 2003, WRC Media was in compliance with its financial covenants.

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Outlook

For the fourth quarter and beyond, the Company is focusing on the following strategies:

At Weekly Reader, we’re continuing to focus on non-traditional opportunities at Lifetime Learning to partially mitigate periodicals market decline, and continue to identify further licensing opportunities with strategic content partners. Weekly Reader recently announced a partnership with ABC NEWS to provide teachers with tools to educate students about the U.S. electoral process. Weekly Reader will be positioned as the exclusive provider of K-8 content to ABC NEWS for the 2004 presidential election. ABC NEWS will provide on-air appearances for our Weekly Reader spokesperson to discuss election coverage. ABC NEWS will provide forwards by on-air personalities and special content features to be included in Weekly Reader’s election collateral and Website.

Also recently, Weekly Reader and Kids News have formed an editorial partnership to deliver age-appropriate news during weekend mornings to kids through more than 171 television stations nationwide. Weekly Reader will provide branded features and story ideas for the program, which airs weekly from September 2003 to September 2004. Kids News scripts and other content will be available for download on the Weekly Reader Website and Weekly Reader reporters will be available for on-air appearances. Through this strategic partnership, Lifetime Learning Systems has a revenue opportunity to sell Video News Releases to corporate sponsors.

Weekly Reader expects to announce other new strategic partnerships shortly which we expect will lead to additional extension of the Weekly Reader brand.

At CompassLearning, the Company’s pipeline remains strong. However, the uncertainty of the economy and its continuing impact on state funding continues to be a concern of ours. A recent industry report from QED (Quality Education Data, Inc. QED’s Technology Purchasing Forecast 2003-2004 9th Edition) shows that 72% of the school districts are looking to spend money on comprehensive courseware. While that is good news for Compass, there were similar projections from other market research firms for 2003, but due to budget cuts, school districts postponed these decisions or gravitated towards assessment only solutions. The good news is that this demand exists; the question is, whether education funding is available to school districts to spend on these solutions.

At World Almanac Education Group: we’re focused on realizing new sales opportunities created by our increased investment in the telesales staff at Gareth Stevens made in the first half of 2003 which have increased preview placements and helped to target new school buildings.

At American Guidance Services: we’re focused on continuing the momentum created in the first half of 2003 for our group assessment product, GRADE. Fore the nine months ended September 30, 2003 GRADE sales have exceeded all of last year’s sales. GRADE’s year-to-date increase is $1.4 million.

Overall, WRC Media is focused on top line growth, while continuing to maintain cost containment initiatives including a freeze on headcount for the remainder of 2003. Additional restructuring initiatives are underway, including space reduction, offshore product development and infrastructure consolidation. In the third quarter WRC Media consolidated its NY office space to two floors from three and successfully sublet the vacant space.

WRC continues to believe that in the medium- and long-term, the supplemental education market is an attractive industry with compelling growth characteristics. WRC Media Inc. is well-positioned to be successful in this industry based on its (i) leading market position in each market segment that it participates, (ii) strong trusted brands with sustainable proven performance, (iii) ability to reach virtually every American student, teacher and parent through its comprehensive sales and distribution channels, (iv) ability to develop and delivery customized educational programs, and (v) research-based proven curriculum, assessments and reporting, which is an important distinction in meeting funding requirements under the No Child Left Behind Act.

In summary, our outlook indicates the operating environment will continue to be challenging for the remainder of 2003. This concludes our prepared remarks. We’ll now open this up for questions, and provide any additional information you may need.